EXHIBIT 4.5

NON-NEGOTIABLE
SECURED PROMISSORY NOTE

$125,000.00	August 1, 2011

FOR VALUE RECEIVED, the undersigned, Hygea Holdings Corp., a Nevada corporation, 9100 North Kendall Drive, Suite 1500, Miami, Florida 33156; (hereinafter referred collectively, as the “Maker”); hereby promises to pay Kirkpatrick Family Foundation, Inc. a Florida corporation, 909 North Greenway Drive, Coral Gables, Florida 33134 (the “Holder”), by delivering all amounts due hereunder to Holder at c/o David Everett Marko, Esq., DMML, 3001Southwest 3rd Avenue, Miami, Florida 33129, or  at such other place and to such other person or persons as the Holder of this Note may designate in writing, the maximum principal sum of One Hundred and Twenty Five Thousand and 00/100 Dollars ($125,000.00), together with interest on any unpaid principal at the rate of 13.9 percent per year until maturity (the “Non-Default Interest Rate”).

Under the terms of this Note, the Maker shall repay all principal and interest due under the Note six (6) months from the date first written above (the “Effective Date”).  Notwithstanding the foregoing, if the Maker has not been approved by the Securities and Exchange Commission (“SEC”) for public trading of the common stock of the Company on an SEC approved exchange by September 30, 2011 then all sums due under this Note shall be immediately due and payable.  All payment shall be applied to accrued interest at the time of the payment and then the balance of any such payments shall be applied toward principal.

The Maker agrees to that a personal guarantee of Manuel E. Iglesias, President and Chief Executive Officer of the Maker, shall executed on the date of this Note as additional assurance of its intentions to honor faithfully its obligations to pay Holder under the terms of this Note.

All payments made on this Note shall be applied first to any costs or expenses, including, without limitation, late charges, attorney's fees, litigation expenses and costs, if any, incurred by Holder hereof, or under any other loan documents executed in connection herewith, including any permitted interest accrued thereon, and then shall be applied to interest accrued hereon and last to principal.  The Maker shall have the right to make prepayment, in whole or in part, of the unpaid principal balance hereof then remaining, together with accrued interest thereon, free of premium or penalty.

In the event default is made in the payment of principal of this Note, the total unpaid principal and accrued interest shall forthwith become due and payable without demand or notice (time being of the essence hereof) and the Note shall thereafter bear interest at the highest legal rate until paid (the “Default Interest Rate”).  If any judgment is rendered hereunder against the Maker, said judgment shall bear interest at the highest legal rate per annum.  The Maker agrees to pay all costs of collection of this Note, including reasonable attorney's fees, whether suit be brought or not, including all costs, expenses and fees associated with bankruptcy, litigation, probate, appellate or other judicial proceedings, if after maturity or default an attorney shall be employed to collect this Note or any payment of principal and/or interest due hereunder, plus interest accrued on said costs from the due date thereof at the maximum legal rate per annum.  Should under any circumstances a court of competent jurisdiction determines that the cumulative monetary consideration received and/or due the Holder reaches or exceeds the then applicable usury limits imposed by law, then the amount due shall automatically be limited to maximum legally permitted rate.

Kirkpatrick Family Foundation, Inc. Loan
to Hygea Holdings Corp.

The Maker of this Note, for himself and his successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purposes of accelerating maturity, diligence in collection, and the benefit of any exemption under any homestead exemption laws, or any other exemption or insolvency laws. Maker consents that the Holder of this Note, at the request of any other person or entity liable hereon, without notice, may release or surrender, exchange or substitute, any real estate and/or personal property or other property now held or which may hereafter be held as security for the payment of this Note; and may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced hereby, and may renew this Note.  Any such consent shall not alter or diminish the liability of any other person or entity liable hereon.

The exercise or non-exercise by the Holder of any rights or remedies hereunder shall not preclude the Holder's exercise of any other rights or remedies provided herein or in any loan documents now or hereafter entered into in connection herewith.  Failure of Holder at any time to exercise any rights or remedies hereunder shall not constitute a waiver of the right to exercise the same at any other time.  Failure or delay of the Holder to exercise its option to accelerate the indebtedness outstanding hereunder shall not constitute a waiver of the right to exercise such option as to that default or in the event of any subsequent default.

This Note may not be changed, altered, modified, or terminated orally, but only by agreement or discharge in writing signed by the Holder of this Note at the time enforcement of any change, alteration, modification, or discharge is sought.  Principal and interest on this Note shall be payable and paid in lawful money of the United States of America.

If more than one, the liability of the Maker shall be joint and several.  The singular pronoun, when used herein, shall include the plural and vice-versa, and the neuter and masculine and feminine pronouns, shall include and be deemed to refer to the neuter, masculine and feminine pronouns, as appropriate.  The Maker shall, from time-to-time, take such action as may be requested by the Holder hereof, to carry out and fulfill the intent and purpose of this Note and any other loan documents now or hereafter executed in connection herewith.  The Maker hereof represents and warrants that it has full power and authority to enter into and perform this Note and any loan documents executed in connection herewith, that the person executing this Note on behalf of the Maker has authority to do so and that the Maker has obtained the consent of any and all parties whose consent is necessary to the execution and performance of this Note and any and all loan documents executed in connection herewith.  All payments due on a Saturday, Sunday or legal holiday shall be due and payable on the next business day thereafter.

All agreements between the Maker and the Holder of this Note are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to the Holder of this Note for the use, forbearance, or detention of the money to be advanced hereunder, exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable.  If, due to any circumstance whatsoever, the interest payable hereunder is deemed to exceed the limit of interest prescribed by applicable law, then the interest payable hereunder shall be reduced to the maximum limit permitted.  If, due to any circumstance whatsoever, the Holder of this Note shall ever receive interest, the amount of which would exceed the highest lawful rate, the interest which would be excessive shall be applied to the reduction of the principal balance remaining unpaid and not to the payment of interest.  This provision shall control and supersede all other provisions of all agreements between the Maker and the payee of this Note to the contrary.

This Note is registered as to both principal and interest with the Maker whose addresses are first written above and transfer of this Note may be affected only by surrender of this Note to the Maker and issuance of a new note.

In connection with the closing of transaction reflected in this Note and other related instruments and documents executed even date herewith, the Maker has agreed to pay all of the closing costs incurred by holder and its affiliates as reflected on a closing statement to be executed by Maker at the closing and requests that said costs be disbursed at said closing.

The provisions of this Note shall be construed and interpreted and all rights and obligations of the parties hereunder determined in accordance with the laws of the State of Florida, without regard to its conflicts of laws provisions.  Any disputes shall be resolved in a court of competent jurisdiction in Miami-Dade County, Florida.  In the event of any litigation between the parties regarding the enforcement or interpretation of this Note, the prevailing party shall be entitled to its attorneys’ fees and costs whether at trial or on appeal.  In the event any part of this Agreement is deemed to be unenforceable, the remaining provisions herein shall survive.  THE PARTIES HEREBY KNOWINGLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY ON ALL MATTERS SO TRIABLE.

Kirkpatrick Family Foundation, Inc. Loan
to Hygea Holdings Corp.

IN WITNESS WHEREOF, the Maker has signed, sealed and delivered this Note, outside the State of Florida, as of the day and year first above written.

MAKER:

HYGEA HOLDINGS CORP.

By:	/s/ Manuel E. Iglesias
Manuel E. Iglesias
President

ACKNOWLEDGEMENT AND RECEIVED AS OF THE EFFECTIVE DATE:

KIRKPATRICK FAMILY FOUNDATION, INC.

By:	/s/
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